Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Agreement to Acquire

Operations of Eastern Pacific Circuits Limited

Merix will conduct a conference call and live webcast on April 14, 2005 at 2:30 p.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 5:30 p.m. PT on April 14, 2005. A phone replay will be available until approximately midnight PT on April 21, 2005 by calling (719) 457-0820, access code 3289740.

FOREST GROVE, OR, April 14, 2005 - Merix Corporation (NASDAQ:MERX) today announced that it has signed a definitive agreement to acquire the operations of Eastern Pacific Circuits Limited (EPC), a Hong Kong based supplier of printed circuit boards. The purchase price is $120.0 million cash at closing plus earn-out consideration of up to $8.0 million based on calendar 2005 adjusted EBITDA. Merix intends to finance the transaction with a combination of available cash and debt. The transaction is expected to close in June 2005.

The EPC operations include four manufacturing plants in southern China and one in Hong Kong. EPC is a low cost, mid to high volume supplier of printed circuit boards to a global customer base in the high-end computer, communications, consumer, industrial and automotive end markets. EPC operates 869,000 square feet of manufacturing space and has high volume capabilities up to 18 layers. EPC has sales and customer service offices in the U.S., Canada, U.K., China, Singapore and Hong Kong. For the year ended December 31, 2004, EPC’s preliminary unaudited sales were $143.0 million and adjusted EBITDA was $14.1 million.

Commenting on the transaction, Mark Hollinger, Chairman and Chief Executive Officer of Merix Corporation, said, “This is a major event for Merix—the EPC acquisition creates a strong platform in Asia to further support our existing customer base, introduce our technology to new customers in the region, offer a diverse range of products, and reduce our overall cost structure. The acquisition provides Merix with a strategic combination of well-located manufacturing operations, a seasoned management team, and an expanded customer base which diversifies our end markets. We expect to leverage EPC’s sales and manufacturer’s representative channels and pursue cross-selling opportunities for our quick-turn business. We believe this combination will provide opportunities for both sales and cost synergies as we capitalize on technology and quick-turn capabilities in the United States and low-cost operations in Asia. This is a very exciting transaction and we believe it significantly enhances our position as a world class global competitor in the printed circuit board industry.”

Jerry Rodrigues, Chief Executive Officer of EPC, stated “The entire EPC team has the highest regard for Merix and its reputation for advanced technology, quick-turn capabilities, and customer service. We are very pleased to join with Merix and to bring an experienced management team and a well-trained workforce to help Merix execute its strategies to become a leading provider of printed circuit boards on a global basis.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume printed circuit board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to: the acquisition transaction and its benefits, and the markets, customers, products and technologies of the combined company, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the ability to realize the anticipated benefits or synergies of the transaction in a timely manner or at all; fluctuations in demand for products and services of the combined company, including quick-turn and premium services; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of EPC with Merix; and the ability to achieve expected operating and financial results; pricing and other competitive pressures in the industry from domestic and global competitors; foreign currency risk; our ability to fully utilize our assets and control costs; our ability to control or pass through the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.